EXHIBIT 99.1

  FORTEGRA FINANCIAL CORPORATION REPORTS FOURTH QUARTER
AND FULL YEAR 2012 RESULTS

Direct and Assumed Written Premiums for the Year Rose 8.5% to $367.8 million; Net Revenues Grew 9.2% in 2012; 2012 Net Income rose 12.3% to $15.2 million

Jacksonville, FL - March 28, 2013 - Fortegra Financial Corporation (NYSE: FRF) an insurance services company providing distribution and administration services and insurance-related products, today reported results for the fourth quarter and full year ended December 31, 2012:

•
Fourth quarter net revenues, excluding realized gains, grew year over year from $28.3 million to $30.5 million, an increase of 7.5%. For 2012, net revenues, excluding realized gains, grew 9.2% to $118.0 million.

•	2012 Net Income rose to $15.2 million, a 12.3% increase, compared to $13.5 million in the prior year period, which included $4.2 million of pre-tax realized gains.

•	Continued strong Direct and Assumed written premiums for the full year of $367.8 million, an increase of 8.5% in Payment Protection

•	Diluted earnings per share (EPS) for the fourth quarter were $0.18 on a GAAP basis and $0.21 on a non-GAAP basis

•	Fourth quarter adjusted EBITDA reported at $10.3 million and adjusted EBITDA margin was 33.9%

•	Closed two strategic Warranty acquisitions on December 31, 2012, ProtectCELL and 4Warranty, to complement our growing Payment Protection segment

“The fourth quarter of 2012 was very productive and positioned our company for 2013 and beyond. During 2012, our businesses produced solid year over year growth despite a number of economic and marketplace challenges,” said Richard S. Kahlbaugh, Chairman, President and Chief Executive Officer of Fortegra. “While the economy and regulatory environment weighed on our clients, Tropical Storm Sandy impacted two of our businesses, eReinsure and Motor Clubs, as many of our major clients were closed for several weeks dealing with the aftermath of the storm, thereby disrupting business during the last quarter of 2012.

In early 2013 we took the initiative of reducing our cost structure and realigning our administrative and customer support operations in an effort to right-size and streamline service delivery. This was done by realizing synergies in claims and premium processing and eliminating redundancies in those functions. Consequently, as we continue to move forward, you can expect a leaner and more agile organization.

Finally, we also advanced our growth strategy with end of year acquisitions of ProtectCELL and 4Warranty. ProtectCELL offers a complimentary product to our payment protection platform by providing an entry into the high growth cell phone warranty business. Meanwhile, 4Warranty, operating as a warranty administrator, enables Fortegra to offer the complete warranty package for our clients from product to admin to insurance coverage.  The combination of these efforts has us excited about our 2013 prospects and the future of Fortegra.”

Financial Updates and Results - Review
During the fourth quarter of 2012, the Company reviewed its revenue presentation related to the Motor Clubs division. As a result, Service and Administrative Fee revenues within the Motor Clubs division have been restated to present them on a gross basis with the corresponding gross amounts of Member Benefit Claims and Commission expenses restated in the Consolidated Statements of Income for third quarter 2012 and prior. The effect of this correction had no impact on net income, basic or diluted earnings per share amounts, balance sheet values, or net cash provided by operating activities.

Fourth Quarter Results
Net revenues grew 7.5% to $30.5 million for the fourth quarter of 2012, compared to $28.3 million for the prior-year period when excluding pre-tax realized gains of $1.8 million in 2011.

Net income for the fourth quarter 2012 was $3.8 million, or $0.18 per diluted share, compared to $4.9 million, or $0.24 per diluted share in the year ago period, which included the impact of $1.8 million in pre-tax realized gains. Adjusted net income for the fourth quarter of 2012 was $4.4 million, or $0.21 per diluted share, compared to adjusted net income of $5.4 million, or $0.26 per diluted share, for the prior-year period, which includes the benefit of $1.8 million in pre-tax realized gains.

Adjusted EBITDA for the fourth quarter of 2012 was $10.3 million, compared to $12.2 million for the fourth quarter of 2011. Adjusted EBITDA margin for the fourth quarter of 2012 was 33.9%, compared to 40.6% for the prior-year period.

Full Year 2012 Results
Net revenues increased 9.2% to $118.0 million compared to $108.1 million for the twelve months ended December 31, 2011 when excluding the impact of $4.2 million in pre-tax realized gains in 2011.

Net income was $15.2 million, or $0.74 per diluted share, for the twelve months ended December 31, 2012 compared to $13.5 million, or $0.64 per diluted share, for the prior-year period, which included the benefit of $4.2 million of pre-tax realized gains.

Net income also included $1.7 million and $3.0 million in one-time charges, respectively, for the twelve months ended December 31, 2012 and December 31, 2011. Excluding these one-time items, net income for the twelve months ended December 31, 2012 was $16.8 million, or $0.82 per diluted share, compared to $16.4 million, or $0.78 per diluted share for the prior-year period.

Adjusted EBITDA for the twelve months ended December 31, 2012 was $40.6 million, compared to $39.3 million for the prior-year period. Adjusted EBITDA margin for the twelve months ended December 31, 2012 was 34.4%, compared to 35.0% for the prior-year period.

Segment Results
Payment Protection
Net revenues for the Payment Protection segment increased 4.1% to $17.2 million in the fourth quarter 2012 from $16.5 million in the fourth quarter of 2011, which included the impact of $1.8 million of pre-tax realized gains. For the twelve months ended December 31, 2012, net revenues for the Payment Protection segment increased 4.8% to $62.6 million compared to $59.7 million for the prior-year period. 2011 results benefited from $4.2 million of pre-tax realized gains. Excluding the impact of pre-tax realized gains, growth in the fourth quarter and for the year was 16.6% and 12.7%, respectively. The increase for the quarter as well as the year was driven by strong premium volume growth at Life of the South.

EBITDA for the Payment Protection segment was $7.0 million for the fourth quarter of 2012, compared to $8.9 million for the prior-year period, which included pre-tax realized gains of $1.8 million. For the twelve months ended December 31, 2012, EBITDA for the Payment Protection segment remained essentially flat at $26.1 million compared to $26.2 million in the prior year period, which benefited from $4.2 million of pre-tax realized gains. EBITDA for the Payment Protection segment included $1.3 million in transaction costs and other one-time expenses for the twelve months ended December 31, 2011. Excluding these one-time expenses, adjusted EBITDA for the Payment Protection segment was $27.5 million for the twelve months ended December 31, 2011.

EBITDA margin for the Payment Protection segment was 40.6% for the fourth quarter of 2012, compared to 53.7% for the fourth quarter of 2011. For the twelve months ended December 31, 2012, EBITDA margin for the Payment Protection segment was 41.8% compared to 43.9%, in the prior-year period.

Business Process Outsourcing (BPO)
Net revenues for the BPO segment increased 8.1% to $4.9 million for the fourth quarter of 2012, compared to $4.5 million for the fourth quarter of 2011. For the twelve months ended December 31, 2012, revenues for the BPO segment increased to $18.4 million from $15.6 million, an increase of 18.2% in the prior year period. The year over year increase resulted from a $3.0 million increase in revenues from Pacific Benefits Group.

EBITDA for the BPO segment was $1.0 million in the fourth quarter of 2012 compared to $1.1 million in the year ago period. For the twelve months ended December 31, 2012, EBITDA for the BPO segment increased to $4.2 million from $4.0 million a year ago, an increase of 5.3%, primarily due to Pacific Benefits Group revenues and expense management at Consecta.

EBITDA margin for the BPO segment was 19.6% in the fourth quarter 2012 compared to the 23.6% experienced in the fourth quarter of 2011. For the twelve months ended December 31, 2012, EBITDA margin for the BPO segment was 22.8% compared to 25.6%, in the prior-year period.

Brokerage
Net revenues for the Brokerage segment decreased 7.4% to $8.4 million for the fourth quarter of 2012 compared to $9.1 million in the fourth quarter of 2011, primarily due to a $1.0 million decline in fees from eReinsure offset in part by a $0.3 million increase at Bliss and Glennon. For the twelve months ended December 31, 2012, net revenues for the Brokerage segment remained essentially flat at $37.1 million compared to $37.0 million for the prior-year period.

EBITDA for the Brokerage segment remained flat at $1.6 million for the fourth quarter of 2012 compared to 1.6 million for the fourth quarter of 2011. For the twelve months ended December 31, 2012, EBITDA for the Brokerage segment increased 12.5% to $8.7 million, compared to $7.7 million for the prior-year period.

EBITDA margin for the Brokerage segment was 19.5% for the fourth quarter of 2012, compared to 18.1% for the prior-year period. For the twelve months ended December 31, 2012, adjusted EBITDA margin for the Brokerage segment was 23.5%, compared to 20.9% in the prior-year period.

Balance Sheet
Total invested assets and cash amounted to $133.3 million as of December 31, 2012 compared to $127.1 million as of December 31, 2011. Unearned premiums were $235.9 million as of December 31, 2012 compared to $227.9 million as of December 31, 2011. Total debt outstanding as of December 31, 2012 was $124.4 million compared to $108.0 million as of December 31, 2011. Stockholder's equity increased to $151.0 million as of December 31, 2012 compared to $127.1 million as of December 31, 2011.

Conference Call Information
Fortegra's executive management will host a conference call to discuss its fourth quarter and full year 2012 results on Monday, April 1, 2013 at 8:30 a.m. Eastern Time.  To participate in the live call, dial (877) 407-3982 within the U.S., or (201) 493-6780 for international callers. A live audio webcast will also be available on the Investors page of the company's website, http://www.fortegra.com. A replay of the call will be available beginning April 1, 2013 at 11:30 a.m. ET and ending on April 8, 2013 11:59 p.m. ET on the company's website, and by dialing (877) 870-5176 in the U.S. or (858) 384-5517 for international callers. The passcode for the replay is 411599.

Contacts:
Stephanie Gannon
904-352-2759
investor.relations@fortegra.com

About Fortegra
Fortegra Financial Corporation is an insurance services company that provides distribution and administration services and insurance-related products to insurance companies, insurance brokers and agents and other financial services companies, primarily in the United States. It sells services and products directly to businesses rather than directly to consumers. Fortegra's brands include Life of the South®, 4 Warranty, ProtectCELL, Continental Car ClubTM, Auto Knight Motor ClubTM, United Motor ClubTM, ConsectaTM, Pacific Benefits GroupTM, Bliss & GlennonTM and eReinsureTM.

Use of Non-GAAP Financial Information
Fortegra presents certain additional financial measures related to its Business Segments that are "Non-GAAP measures" within the meaning of Regulation G under the Securities Act of 1934. Fortegra presents these Non-GAAP measures to provide investors with additional information to analyze Fortegra's performance from period to period. Management also uses these measures to assess performance for Fortegra's segments and to allocate resources in managing Fortegra's businesses.  However, investors should not consider these Non-GAAP measures as a substitute for the financial information that Fortegra reports in accordance with GAAP.  These Non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled Non-GAAP measures presented by other companies.

In this Earnings Release, we present EBITDA and Adjusted EBITDA. These financial measures as presented in this Earnings Release are considered Non-GAAP financial measures and are not recognized terms under U.S. GAAP and should not be used as an indicator of, and are not an alternative to, net income as a measure of operating performance. EBITDA as used in this Earnings Release is net income before interest expense, income taxes, non-controlling interest, depreciation and amortization. Adjusted EBITDA as used in this Earnings Release means "Consolidated Adjusted EBITDA" which is defined under our credit facility with Well Fargo Bank, N.A., is generally consolidated net income before consolidated interest expense, consolidated amortization expense, consolidated depreciation expense and consolidated income tax expense. The other items excluded in this calculation may include if applicable, but are not limited to, specified acquisition costs, impairment of goodwill and other non-cash charges, stock-based compensation expense and unusual or non-recurring charges. The calculation below does not give effect to certain additional adjustments permitted under our credit facility, which if included, would increase the amount of Adjusted EBITDA reflected in this table. We believe presenting EBITDA and Adjusted EBITDA provides investors with a supplemental financial measure of our operating performance.
In addition to the financial covenant requirements under our credit facility, management uses EBITDA and Adjusted EBITDA as financial measures of operating performance for planning purposes, which may include, but are not limited to, the preparation of budgets and projections, the determination of bonus compensation for executive officers, the analysis of the allocation of resources and the evaluation of the effectiveness of business strategies. Although we use EBITDA and Adjusted EBITDA as financial measures to assess the operating performance of our business, both measures have significant limitations as analytical tools because they exclude certain material expenses. For example, they do not include interest expense and the payment of income taxes, which are both a necessary element of our costs and operations. Since we use property and equipment to generate service revenues, depreciation expense is a necessary element of our costs. In addition, the omission of amortization expense associated with our intangible assets further limits the usefulness of this financial measure. Management believes the inclusion of the adjustments to EBITDA and Adjusted EBITDA are appropriate to provide additional information to investors about certain material non-cash items and about unusual items that we do not expect to continue at the same level in the future. Because EBITDA and Adjusted EBITDA do not account for these expenses, its utility as a financial measure of our operating performance has material limitations. Due to these limitations, management does not view EBITDA and Adjusted EBITDA in isolation or as a primary financial performance measure.
We believe EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of similar companies in similar industries and to measure the company's ability to service its debt and other cash needs. Because the definitions of EBITDA and Adjusted EBITDA (or similar financial measures) may vary among companies and industries, they may not be comparable to other similarly titled financial measures used by other companies.
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. Such statements are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project,'' "plan," "intend," "believe," "may," "should," "can have," "likely" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this press release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. We believe these factors include, but are not limited to, those described under Item 1A. - "Risk Factors" in Fortegra's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Further information concerning Fortegra and its business, including factors that potentially could materially affect Fortegra's financial results, is contained in Fortegra's filings with the SEC, which are available free of charge at the SEC's website at http://www.sec.gov and from Fortegra's website in the "Investor Relations" section under "SEC Filings" at http://www.fortegra.com.

FORTEGRA FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(All Amounts in Thousands Except Share and Per Share Amounts)

	For the Three Months Ended		For the Years Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
		As Restated		As Restated
Revenues:
Service and administrative fees	$23,355	$25,195	$90,550	$94,464
Brokerage commissions and fees	8,011	8,710	35,306	34,396
Ceding commission	9,429	8,067	34,825	29,495
Net investment income	849	732	3,068	3,368
Net realized investment gains	9	1,770	3	4,193
Net earned premium	29,855	30,857	127,625	115,503
Other income	97	32	269	170
Total revenues	71,605	75,363	291,646	281,589
Net losses and loss adjustment expenses	7,947	9,611	40,219	37,949
Member benefit claims	1,084	1,288	4,642	4,409
Commissions	32,094	34,348	128,741	126,918
Net Revenues	30,480	30,116	118,044	112,313

Expenses:
Personnel costs	12,181	11,182	48,648	44,547
Other operating expenses	8,719	7,361	30,354	31,140
Depreciation and amortization	1,349	794	3,933	3,077
Amortization of intangibles	1,178	1,524	4,953	4,952
Interest expense	1,357	1,779	6,624	7,641
Loss on sale of subsidiary	—	—	—	477
Total expenses	24,784	22,640	94,512	91,834
Income before income taxes and non-controlling interest	5,696	7,476	23,532	20,479
Income taxes	1,903	2,572	8,295	7,140
Income before non-controlling interest	3,793	4,904	15,237	13,339
Less: net income (loss) attributable to non-controlling interest	10	1	72	(170)
Net income	$3,783	$4,903	$15,165	$13,509

Earnings per share:
Basic	$0.19	$0.24	$0.77	$0.66
Diluted	$0.18	$0.24	$0.74	$0.64
Weighted average common shares outstanding:
Basic	19,507,733	20,343,038	19,655,492	20,352,027
Diluted	20,507,329	20,955,690	20,600,362	21,265,801

FORTEGRA FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS (Unaudited)
(All Amounts in Thousands Except Share and Per Share Amounts)

	December 31, 2012	December 31, 2011
Assets:		As Restated
Investments:
Fixed maturity securities available-for-sale, at fair value	$110,641	$93,509
Equity securities available-for-sale, at fair value	6,220	1,219
Short-term investments	1,222	1,070
Total investments	118,083	95,798
Cash and cash equivalents	15,209	31,339
Restricted cash	31,142	14,180
Accrued investment income	1,235	929
Notes receivable, net	11,290	3,603
Accounts and premiums receivable, net	27,026	19,690
Other receivables	13,511	9,465
Reinsurance receivables	203,988	194,740
Deferred acquisition costs	79,165	55,628
Property and equipment, net	17,946	15,314
Goodwill	119,512	104,888
Other intangible assets, net	79,340	54,410
Income taxes receivable	2,897	—
Other assets	7,667	5,369
Total assets	$728,011	$605,353

Liabilities:
Unpaid claims	$33,007	$32,583
Unearned premiums	235,900	227,929
Policyholder account balances	26,023	28,040
Accrued expenses, accounts payable and other liabilities	58,563	33,982
Income taxes payable	—	1,344
Deferred revenue	70,452	22,420
Note payable	89,438	73,000
Preferred trust securities	35,000	35,000
Deferred income taxes, net	28,658	23,969
Total liabilities	577,041	478,267
Stockholders' Equity:
Preferred stock	—	—
Common stock	207	206
Treasury stock, at cost	(6,651)	(2,728)
Additional paid-in capital	97,641	96,199
Accumulated other comprehensive loss, net of tax	(631)	(1,754)
Retained earnings	49,817	34,652
Stockholders' equity before non-controlling interests	140,383	126,575
Non-controlling interests	10,587	511
Total stockholders' equity	150,970	127,086
Total liabilities and stockholders' equity	$728,011	$605,353

FORTEGRA FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME- Segments (Unaudited)
(All Amounts in Thousands)

	For the Three Months Ended		For the Years Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Segment Net Revenue		As Restated		As Restated
Payment Protection	$17,198	$16,523	$62,553	$59,697
BPO	4,859	4,496	18,424	15,584
Brokerage	8,423	9,097	37,067	37,032
Segment net revenues	30,480	30,116	118,044	112,313

Operating Expenses
Payment Protection	10,215	7,657	36,420	33,514
BPO	3,907	3,434	14,227	11,598
Brokerage (1)	6,778	7,452	28,355	29,289
Corporate	—	—	—	1,763
Total operating expenses	20,900	18,543	79,002	76,164

EBITDA
Payment Protection	6,983	8,866	26,133	26,183
BPO	952	1,062	4,197	3,986
Brokerage (1)	1,645	1,645	8,712	7,743
Corporate	—	—	—	(1,763)
Total EBITDA	9,580	11,573	39,042	36,149

Depreciation and amortization
Payment Protection	1,013	1,001	3,590	4,205
BPO	795	300	2,290	1,124
Brokerage	719	1,017	3,006	2,700
Total depreciation and amortization	2,527	2,318	8,886	8,029

Interest Expense
Payment Protection	804	1,027	4,146	4,649
BPO	215	161	1,035	419
Brokerage	338	591	1,443	2,573
Total interest expense	1,357	1,779	6,624	7,641

Income (loss) before income taxes and non-controlling interests
Payment Protection	5,166	6,838	18,397	17,329
BPO	(58)	601	872	2,443
Brokerage (1)	588	37	4,263	2,470
Corporate	—	—	—	(1,763)
Total income before income taxes and non-controlling interests	5,696	7,476	23,532	20,479
Income taxes	1,903	2,572	8,295	7,140
Less: net income (loss) attributable to non-controlling interests	10	1	72	(170)
Net income	$3,783	$4,903	$15,165	$13,509
(1) includes a $477 Loss on the sale of subsidiary for the year ended December 31, 2011.

FORTEGRA FINANCIAL CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION (Unaudited)
ADJUSTED EBITDA
(All Amounts in Thousands, except for percentages)

	For the Three Months Ended		For the Years Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
		As Restated		As Restated
Net income	$3,783	$4,903	$15,165	$13,509
Depreciation	1,349	794	3,933	3,077
Amortization of intangibles	1,178	1,524	4,953	4,952
Interest expense	1,357	1,779	6,624	7,641
Income taxes	1,903	2,572	8,295	7,140
Net income (loss) attributable to non-controlling interest	10	1	72	(170)
EBITDA	9,580	11,573	39,042	36,149
Transaction costs (a)	462	160	601	989
Stock-based compensation expense	297	132	954	747
Corporate governance study	—	—	—	248
Relocation expenses	—	—	—	207
Statutory audits	—	—	—	98
Loss on sale of subsidiary	—	—	—	477
Legal	—	360	—	360
Adjusted EBITDA	$10,339	$12,225	$40,597	$39,275

EBITDA Margin	31.4%	38.4%	33.1%	32.2%
Adjusted EBITDA Margin	33.9%	40.6%	34.4%	35.0%

(a) Represents transaction costs associated with acquisitions.

FORTEGRA FINANCIAL CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION (Unaudited)
NET INCOME
(All Amounts in Thousands Except Share and Per Share Amounts)

	For the Three Months Ended		For the Years Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
		As Restated		As Restated
Net income	$3,783	$4,903	$15,165	$13,509
Non-GAAP Adjustments, net of tax
Transaction costs associated with acquisitions (1)	462	160	601	989
Stock-based compensation	190	97	615	495
Corporate governance study	—	—	—	156
Relocation expenses	—	—	—	130
Statutory audits	—	—	—	62
Loss on sale of subsidiary	—	—	—	300
Legal	—	236	—	236
Retirement of debt (2)	—	—	439	560
Total Non-GAAP adjustments, net of tax	652	493	1,655	2,928
Net income - Non-GAAP basis	$4,435	$5,396	$16,820	$16,437

GAAP Earnings per share - basic	$0.19	$0.24	$0.77	$0.66
Non-GAAP adjustments, net of tax	0.03	0.02	0.08	0.14
Non-GAAP Earnings per common share - basic	$0.22	$0.26	$0.85	$0.80

GAAP Earnings per share - diluted	$0.18	$0.24	$0.74	$0.64
Non-GAAP adjustments, net of tax	0.03	0.02	0.08	0.14
Non-GAAP Earnings per common share - diluted	$0.21	$0.26	$0.82	$0.78

Weighted average common shares outstanding:
Basic	19,507,733	20,343,038	19,655,492	20,352,027
Diluted	20,507,329	20,955,690	20,600,362	21,265,801

(1) Adjustments not tax effected.
(2) Adjustments not tax effected for the 2011 periods presented. 2012 amounts represent the write off of $678 in previously capitalized transactions costs on the termination of the SunTrust Bank, N.A., revolving credit line, net of tax.